Exhibit 10.12

Compensation of Named Executive Officers of Curis, Inc.

As of March 1, 2005, following are the base salaries, on an annual basis, of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of Curis, Inc.:

Daniel R. Passeri	$360,000
President and Chief Executive Officer

Michael P. Gray	$225,000
Vice President of Finance and Chief Financial Officer

Lee L. Rubin	$310,000
Senior Vice President of Research and Chief Scientific Officer

Mark W. Noel	$190,000
Vice President, Technology Management and Business Development

Mary Elizabeth Potthoff	$185,000
Vice President, General Counsel

In addition, each of the named executive officers listed above is eligible to receive stock options and stock awards under the 2000 Stock Incentive Plan of Curis, Inc.